Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 27, 2020 relating to the financial statements of Delaware Life Variable Account F, which appears in this Registration Statement. We also consent to the use in the Registration Statement of our report dated April 27, 2020 relating to the statutory basis financial statements of Delaware Life Insurance Company. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, CT
December 10, 2020